November 2007
Pricing Sheet dated November 23, 2007 relating to
Preliminary Terms No. 416 dated October 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Bear Market PLUS based Inversely on Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Maturity date:	December 20, 2008
Underlying shares:	Shares of the iShares FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$3,665,000
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price, but less than or equal to the upside protection value of 115% of the initial share price:
$10
▪  If the final share price is greater than the upside protection value of 115% of the initial share price:
$10 – upside reduction amount + $1.50
This amount will be less than the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$172.29, the closing price of one share of the underlying shares as published under the Bloomberg ticker “FXI” on the pricing date
Final share price:	The closing price of one share of the underlying shares times the adjustment factor on the valuation date, December 18, 2008, subject to adjustment for certain market disruption events
Leverage factor:	300%
Upside protection value:	$198.1335, which is 115% of the initial share price
Maximum payment at maturity:	$12.30 (123% of the stated principal amount) per Buffered Bear Market PLUS
Minimum payment at maturity:	$1.50 (15% of the stated principal amount) per Buffered Bear Market PLUS
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Buffered Bear Market PLUS
Issue price:	$10 (see “Commissions and Issue Price” below)
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
CUSIP:	617475140
Listing:	The Buffered Bear Market PLUS will not be listed on any security exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Bear Market PLUS	$10	$0.15	$9.85
Total:	$3,665,000	$54,975	$3,610,025

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Buffered Bear Market PLUS.  Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 416 dated October 24, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.